                                                                      EXHIBIT 12

[KIRKPATRICK & LOCKHART LLP LETTERHEAD]


THEODORE L. PRESS
Tel:  202.778.9025
Fax:  202.778.9100
tpress@kl.com


                                 June 16, 2000

AIM Investment Funds
11 Greenway Plaza, Suite 100
Houston, Texas  77046-1173


         Re:      Reorganization to Combine Two Series of a
                  Delaware Business Trust

Ladies and Gentleman:

         AIM Investment Funds, a Delaware business trust ("Trust"), on behalf of AIM Emerging Markets Debt Fund ("Target") and AIM Developing Markets Fund ("Acquiring Fund"), each a segregated portfolio of assets ("series") thereof (individually a "Fund" and collectively "Funds"), has requested our opinion as to certain federal income tax consequences of the proposed acquisition of Target by Acquiring Fund pursuant to a Plan of Reorganization adopted by Trust as of March 22, 2000 ("Plan"). Specifically, Trust has requested our opinion --

                  (1) that Acquiring Fund's acquisition of Target's assets in exchange solely for voting shares of beneficial interest in Acquiring Fund ("Acquiring Fund Shares") and Acquiring Fund's assumption of Target's liabilities, followed by Target's distribution of those shares pro rata to its shareholders of record as of the "Effective Time" (i.e., 8:00 a.m. Eastern Time on the Closing Date (as herein defined)) ("Shareholders") constructively in exchange for the Shareholders' shares of beneficial interest in Target ("Target Shares") (such transactions sometimes being referred to herein collectively as the "Reorganization"), will qualify as a reorganization within the meaning of section 368(a)(1)(C),1 and each Fund will be "a party to a reorganization" within the meaning of section 368(b);

                  (2) that neither the Funds nor the Shareholders will recognize gain or loss on the Reorganization; and


----------------
(1) All "section" references are to the Internal Revenue Code of 1986, as amended ("Code"), unless otherwise noted, and all "Treas. Reg. Section" references are to the regulations under the Code ("Regulations").

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                  (3) regarding the basis and holding period after the
         Reorganization of the transferred assets and the Acquiring Fund Shares issued pursuant thereto.

         In rendering this opinion, we have examined (1) the Plan, (2) the Combined Proxy Statement and Prospectus dated May 2, 2000, that was furnished in connection with the solicitation of proxies by Trust's board of trustees ("Board") for use at a special meeting of Target's shareholders held on May 31, 2000 ("Proxy Statement"), (3) each Fund's currently effective prospectuses and statement of additional information, and (4) other documents we have deemed necessary or appropriate for the purposes hereof. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification, on statements of responsible officers of each Investment Company and the representations described below and made in the Plan (as contemplated in Section 5.6 thereof) (collectively, "Representations").

                                     FACTS
                                     -----

         Trust is a business trust organized under the Delaware Business Trust Act (Del. Code Ann. title 12, Section 3801 et seq. (1977)) ("Delaware Act"),(2) and each Fund is a series thereof. Trust is registered with the Securities and Exchange Commission ("SEC") as an open-end management investment company under the Investment Company Act of 1940, as amended ("1940 Act").

         The Target Shares are divided into three classes, designated Class A, Class B, and Class C shares ("Class A Target Shares," "Class B Target Shares," and "Class C Target Shares," respectively). The Acquiring Fund Shares also are divided into three classes, also designated Class A, Class B, and Class C shares ("Class A Acquiring Fund Shares," "Class B Acquiring Fund Shares," and "Class C Acquiring Fund Shares," respectively), and are similar to the correspondingly designated classes of Target's shares.


-----------------
(2) On or about September 8, 1998, Target acquired all the assets, and assumed all the liabilities, of AIM Global High Income Fund, a separate series of a Massachusetts business trust, and Acquiring Fund acquired all the assets, and assumed all the liabilities, of AIM Developing Markets Fund, another separate series of that trust, each pursuant to a reorganization within the meaning of section 368(a)(1)(F) (each a "Prior F Reorganization"). Before January 1, 1997, each such predecessor fund (a "Prior Fund") claimed to be classified for federal tax purposes as an association taxable as a corporation, and it never elected otherwise.

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         The consummation of the transactions comprising the Reorganization will take place on or about the date hereof ("Closing Date").

         Target's primary investment objective is high current income, and its secondary investment objective is growth of capital. Target sought to achieve these objectives by investing all its investable assets in Emerging Markets Debt Portfolio ("Portfolio") -- a Delaware business trust that has the same investment objectives, policies, and restrictions as Target has and in which Target owned virtually the entire beneficial interest ("Portfolio Interest") -- until shortly before the Reorganization, when Target liquidated the Portfolio Interest and received from Portfolio a distribution in kind of the assets represented thereby. Before that liquidation, Portfolio normally invested at least 65% of its total assets in debt securities of issuers located in developing or emerging market countries (defined as those that are in the initial stages of their industrial cycles), could invest up to 35% of its total assets in (1) equity securities of issuers in developing countries, (2) equity and debt securities of issuers in developed countries (including the United States), and (3) cash and money market instruments, and could invest all its total assets in lower-quality debt securities (i.e., "junk bonds"). As of December 31, 1999, substantially all of Portfolio's assets consisted of debt securities.

         Acquiring Fund's primary investment objective is long-term growth of capital, and its secondary investment objective is income, to the extent consistent with seeking growth of capital. It seeks to meet these objectives by investing substantially all its assets in issuers in developing countries (defined in the same terms as "developing or emerging market countries" are defined for Target). Acquiring Fund invests a majority of its assets in equity securities, and may also invest in debt securities (when economic and other factors appear to favor such investments), of issuers in developing countries and, like Target, may invest entirely in junk bonds. As of December 31, 1999, substantially all of Acquiring Fund's assets consisted of equity securities.

         For the reasons, and after consideration of the factors, described in the Proxy Statement, the Board adopted the Plan, subject to approval of Target's shareholders. In doing so, the Board -- including a majority of its members who are not "interested persons" (as that term is defined in the 1940
Act) of Trust or A I M Advisors, Inc., each Fund's investment adviser -- determined that (1) the Reorganization is in each Fund's best interests, (2) the terms of the Reorganization are fair and reasonable, and (3) the interests of each Fund's shareholders will not be diluted as a result of the Reorganization.

         The Plan, which specifies that it is intended to be a "plan of reorganization" within the meaning of the Regulations, provides in relevant part for the following:

                  (1) The acquisition by Acquiring Fund of all cash, cash equivalents, securities, receivables (including interest and dividends receivable), claims and rights of action, rights to register shares under applicable securities

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         laws, books and records, deferred and prepaid expenses shown as assets on Target's books, and other property, owned by Target at the close of the customary trading session of the New York Stock Exchange, or such other time as Trust may determine, on the business day immediately preceding the Closing Date, or such other date Trust may determine ("Valuation Time") (collectively "Assets"), in exchange solely for the following:

                           (a) the number of full and fractional (rounded to
                  the third decimal place) (i) Class A Acquiring Fund Shares determined by dividing the net value of Target (computed pursuant to Section 2.2 of the Plan) ("Target Value") attributable to the Class A Target Shares by the net asset value (computed pursuant to that section) ("NAV") of a Class A Acquiring Fund Share, (ii) Class B Acquiring Fund Shares determined by dividing the Target Value attributable to the Class B Target Shares by the NAV of a Class B Acquiring Fund Share, and (iii) Class C Acquiring Fund Shares determined by dividing the Target Value attributable to the Class C Target Shares by the NAV of a Class C Acquiring Fund Share, and

                           (b) Acquiring Fund's assumption of all of Target's
                  liabilities, debts, obligations, and duties of whatever kind or nature, whether absolute, accrued, contingent, or otherwise, whether or not arising in the ordinary course of business, whether or not determinable at the Valuation Time, and whether or not specifically referred to in the Plan (collectively "Liabilities"),

                  (2) The constructive distribution of such Acquiring Fund Shares to the Shareholders, by issuing to each Shareholder the respective pro rata number of full and fractional (rounded to the third decimal place) Acquiring Fund Shares due that Shareholder, by class (whereupon all issued and outstanding Target Shares will be canceled on Trust's books),(3) and


------------------
(3) The Plan provides that, at the time of the Reorganization, the Target Shares will in effect be constructively exchanged for Acquiring Fund Shares, certificates for which will not be issued. Accordingly, Shareholders will not be required to and will not make physical delivery of their Target Shares, nor will they receive certificates for Acquiring Fund Shares, pursuant to the Reorganization. Target Shares nevertheless will be treated as having been exchanged for Acquiring Fund Shares, and the tax consequences to the Shareholders will be unaffected by the absence of Acquiring Fund Share certificates. See discussion at V. under "Analysis," below.

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                  (3) The termination of Target as soon as reasonably
         practicable (but in all events within six months) after the Closing
         Date.

         The Plan further provides that the Assets will constitute at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, held by Target immediately before the Reorganization. (For these purposes, assets used by Target to pay the expenses it incurs in connection with the Plan and the Reorganization and to effect all shareholder redemptions and distributions -- except (a) redemptions pursuant to the 1940 Act not made as part of the Reorganization and (b) distributions made to conform to its policy of distributing all or substantially all of its income and gains to avoid the obligation to pay federal income tax and/or the excise tax under section 4982 -- after the date of the Plan will be included as assets held by Target immediately before the Reorganization.)

         Section 9.1 of Trust's Agreement and Declaration of Trust ("Trust Declaration") provides that "[i]t is intended that the Trust, or each [series thereof] if there is more than one [series], be classified for income tax purposes as an association taxable as a corporation, and the Trustees shall do all things that they . . . determine are necessary to achieve that objective, including (if they so determine) electing such classification on Internal Revenue Form 8832."


                                REPRESENTATIONS
                                ---------------

         Trust has represented and warranted to us as follows:(4)

            (1) Trust is duly organized, validly existing, and in good standing under the Delaware Act, with all requisite trust power and authority to adopt the Plan and perform its obligations thereunder; it is duly registered with the SEC as an investment company under the 1940 Act; and each Fund is a duly established and designated series thereof;

            (2) Each Fund is a "fund" as defined in section 851(g)(2); each Fund has elected to be a regulated investment company under Subchapter M of the Code ("RIC") and has qualified for treatment as such for each taxable year since


----------------
(4) Virtually all of the following Representations actually are set forth in the Plan as conditions to the obligations of one or the other Fund or both Funds. Paragraph 5.6 of the Plan expressly provides, however, that in rendering this opinion, we may "assume satisfaction" of all those conditions "and treat them as representations by [Trust] to" us.

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         inception that has ended prior to the Closing Date; each Fund will continue to satisfy the requirements to maintain such qualification
         (a) for the period beginning on the first day of its current taxable year and ending on the Closing Date (in the case of Target) or (b) for its current taxable year (in the case of Acquiring Fund); Target will invest the Assets at all times through the Effective Time in a manner that ensures compliance with the foregoing; and neither Fund has earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it;

            (3) On or before the Closing Date, Trust will declare and pay to Target's shareholders a dividend or dividends that, together with all previous such dividends, will have the effect of distributing (a) all of Target's investment company taxable income (determined without regard to any deductions for dividends paid) for the taxable year ended October 31, 1999, and for the short taxable year beginning on November 1, 1999, and ending on the Closing Date and (b) all of Target's net capital gain recognized in such taxable years (after reduction for any capital loss carryover);

            (4) The Liabilities were incurred by Target in the ordinary course of its business and are associated with the Assets;

            (5) From the date it commenced operations and ending on the Closing Date, Target will have conducted its "historic business" (within the meaning of Treas. Reg. Section 1.368-1(d)(2)) in a substantially unchanged manner. In anticipation of the Reorganization, Target will not dispose of assets that, in the aggregate, will result in less than 50% of its "historic business assets" (within the meaning of Treas. Reg. Section 1.368-1(d)(3)) being transferred to Acquiring Fund;

            (6) Trust's management is unaware of any plan or intention of Shareholders to redeem, sell, or otherwise dispose of (a) any portion of their Target Shares before the Reorganization to any person "related" (within the meaning of Treas. Reg. Section 1.368-1(e)(3)) to either Fund or (b) any portion of the Acquiring Fund Shares to be received by them in the Reorganization to any person "related" (within such meaning) to Acquiring Fund;

            (7) The Shareholders will pay their own expenses, if any, incurred in connection with the Reorganization;

            (8) Neither Fund is under the jurisdiction of a court in a proceeding under Title 11 of the United States Code or similar case within the meaning of section 368(a)(3)(A);

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            (9)   Not more than 25% of the value of the Assets (excluding cash, cash items, and U.S. government securities) is invested in the stock and securities of any one issuer, and not more than 50% of the value of such Assets is invested in the stock and securities of five or fewer issuers;

            (10) None of the compensation received by any Shareholder who is an employee of or service provider to Target will be separate consideration for, or allocable to, any of the Target Shares held by such Shareholder; none of the Acquiring Fund Shares received by any such Shareholder will be separate consideration for, or allocable to, any employment agreement, investment advisory agreement, or other service agreement; and the consideration paid to any such Shareholder will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services;

            (11) No consideration other than Acquiring Fund Shares (and Acquiring Fund's assumption of the Liabilities) will be issued in exchange for the Assets in the Reorganization;

            (12) Trust has no plan or intention to issue additional Acquiring Fund Shares following the Reorganization except for shares issued in the ordinary course of Acquiring Fund's business as a series of an open-end investment company; nor does Trust have any plan or intention to redeem or otherwise reacquire any Acquiring Fund Shares issued pursuant to the Reorganization, except to the extent Acquiring Fund is required by the 1940 Act to redeem any of its shares presented for redemption at NAV in the ordinary course of that business;

            (13) Following the Reorganization, Acquiring Fund will (a) continue Target's "historic business" (within the meaning of Treas. Reg. Section 1.368-1(d)(2)) and (b) use a significant portion of Target's "historic business assets" (within the meaning of Treas. Reg.
         Section 368-1(d)(3)) in a business; and Acquiring Fund has no plan or intention to sell or otherwise dispose of any Assets, other than in the ordinary course of its business and to the extent necessary to maintain its status as a RIC;

            (14) Portfolio is classified as a partnership, and is not a "publicly traded partnership" (as defined in section 7704(b)), for federal tax purposes;

            (15) There is no plan or intention for Acquiring Fund to be dissolved or merged into another business trust or a corporation or any "fund" thereof (within the meaning of section 851(g)(2)) following the Reorganization;

            (16) Immediately after the Reorganization, (a) not more than 25% of the value of Acquiring Fund's total assets (excluding cash, cash items, and U.S.

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         government securities) will be invested in the stock and securities of any one issuer and (b) not more than 50% of the value of such assets will be invested in the stock and securities of five or fewer issuers;

            (17) Acquiring Fund does not directly or indirectly own, nor at the Effective Time will it directly or indirectly own, nor has it at any time during the past five years directly or indirectly owned, any shares of Target;

            (18) The fair market value of the Acquiring Fund Shares to be received by each Shareholder will be approximately equal to the fair market value of its Target Shares constructively surrendered in exchange therefor;

            (19) There is no intercompany indebtedness between the Funds that was issued or acquired, or will be settled, at a discount;

            (20) The fair market value of the Assets on a going concern basis will equal or exceed the sum of the Liabilities to be assumed by Acquiring Fund and those to which the Assets are subject;

            (21) Immediately after the Reorganization, the Shareholders will not own shares constituting "control" (within the meaning of section 304(c)) of Acquiring Fund; and

            (22) Each Fund will bear the expenses incurred by it or on its behalf in connection with the Plan and the Reorganization and other transactions contemplated thereby.


                                    OPINION
                                    -------

         Based solely on the facts set forth above, and conditioned on the Representations being true at the Effective Time and the Reorganization being consummated in accordance with the Plan, our opinion (as explained more fully in the next section of this letter) is as follows:

            (1) Acquiring Fund's acquisition of the Assets in exchange solely for Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities, followed by Target's distribution of those shares pro rata to the Shareholders constructively in exchange for their Target Shares, will qualify as a reorganization within the meaning of section 368(a)(1)(C), and each Fund will be "a party to a reorganization" within the meaning of section 368(b);

            (2) Target will recognize no gain or loss on the transfer of the Assets to Acquiring

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         Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities or on the subsequent distribution of those shares to the Shareholders in constructive exchange for their Target Shares;

            (3) Acquiring Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities;

            (4) Acquiring Fund's basis for the Assets will be the same as Target's basis therefor immediately before the Reorganization, and Acquiring Fund's holding period for the Assets will include Target's holding period therefor;

            (5) A Shareholder will recognize no gain or loss on the constructive exchange of all its Target Shares solely for Acquiring Fund Shares pursuant to the Reorganization; and

            (6) A Shareholder's aggregate basis for the Acquiring Fund Shares to be received by it in the Reorganization will be the same as the aggregate basis for its Target Shares to be constructively surrendered in exchange for those Acquiring Fund Shares, and its holding period for those Acquiring Fund Shares will include its holding period for those Target Shares, provided the Shareholder holds them as capital assets at the Effective Time.

         Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service ("Service") in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect our opinion; we assume no responsibility to update our opinion with respect to any such change or modification. Our opinion also is applicable only to the extent each Fund is solvent, and we express no opinion about the tax treatment of the transactions described herein if either Fund is insolvent.


                                    ANALYSIS
                                    --------

I. The Reorganization Will Qualify as a C Reorganization, and Each Fund Will Be a Party to a Reorganization.
         ------------------------------------------------------------------

         A.       Each Fund Is a Separate Corporation.
                  -----------------------------------

         A reorganization under section 368(a)(1)(C) (a "C Reorganization") involves the acquisition by one corporation, in exchange solely for all or a part of its voting stock, of substantially all of the properties of another corporation. For a transaction to qualify under that section, therefore, both entities involved therein must be corporations (or associations taxable as corporations). Trust, however, is a business trust, not a corporation, and each Fund is a separate series thereof.

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         Regulation section 301.7701-4(b) provides that certain arrangements known as trusts (because legal title is conveyed to trustees for the benefit of beneficiaries) will not be classified as trusts for purposes of the Code because they are not simply arrangements to protect or conserve the property for the beneficiaries. That section states that these "business or commercial trusts" generally are created by the beneficiaries simply as devices to carry on profit-making businesses that normally would have been carried on through business organizations classified as corporations or partnerships under the Code and concludes that the fact that any organization is technically cast in the trust form will not change its real character if it "is more properly classified as a business entity under [Treas. Reg.] Section 301.7701-2."(5) Furthermore, pursuant to Treas. Reg. Section 301.7701-4(c), "[a]n `investment' trust will not be classified as a trust if there is a power under the trust agreement to vary the investment of the certificate holders. See Commissioner v. North American Bond Trust, 122 F.2d 545 (2d Cir. 1941), cert. denied, 314 U.S. 701 (1942)."

         Based on these criteria, Trust does not qualify as a trust for federal tax purposes. (6) Trust is not simply an arrangement to protect or conserve property for the beneficiaries but is designed to carry on a profit-making business. Furthermore, while Trust is an "investment trust," there is a power under the Trust Declaration to vary its shareholders' investment therein. Trust does not have a fixed pool of assets -- each series of Trust (including each Fund) is a managed portfolio of securities, and its investment adviser has the authority to buy and sell securities for it. Accordingly, we believe that Trust should not be classified as a trust, and instead should be classified as a business entity, for federal tax purposes.


-------------------
(5) On December 10, 1996, the Service adopted Regulations for classifying business organizations (Treas. Reg. Sections 301.7701-1 through -3 and parts of -4, the so-called "check-the-box" Regulations) to replace the provisions in the then-existing Regulations that "have become increasingly formalistic. [The check-the-box Regulations replace] those rules with a much simpler approach that generally is elective." T.D. 8697, 1997-1 C.B. 215. Regulation section 301.7701-2(a) provides that "a business entity is any entity recognized for federal tax purposes . . . that is not properly classified as a trust under [Treas. Reg.] Section 301.7701-4 or otherwise subject to special treatment under the . . . Code." Trust is not subject to any such special treatment.

(6) Because each Fund is considered separate from each other series of Trust for federal tax purposes (see the discussion in the last paragraph of I.A. below), the analysis in the accompanying text applies equally to each Fund.

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         Regulation section 301.7701-2(a) provides that "[a] business entity with two or more members is classified for federal tax purposes as either a corporation or a partnership." The term "corporation" is defined for those purposes (in Treas. Reg. Section 301.7701-2(b)) to include corporations denominated as such under the federal or state statute pursuant to which they were organized and certain other entities. Any business entity that is not classified as a corporation under that section of the Regulations (an "eligible entity") and has at least two members can elect to be classified as either an association (and thus a corporation) or a partnership. Treas. Reg. Section 301.7701-3(a).

         Except for eligible entities in existence before January 1, 1997(7) the effective date of the check-the-box Regulations, "unless the entity elects otherwise, a domestic eligible entity is a partnership if it has two or more members." Treas. Reg. Section 301.7701-3(b)(1)(i). Section 9.1 of the Trust Declaration states the intention that "Trust, or each [series thereof] if there is more than one [series], be classified for income tax purposes as an association taxable as a corporation" and directs its trustees to do everything they deem necessary to achieve that objective, including electing such classification on Internal Revenue Form 8832 (Entity Classification Election). Accordingly, assuming that Trust has implemented (and continues to implement) that intention, including filing such form if necessary (8) we believe that Trust will be classified as a corporation for federal tax purposes.


--------------------
(7) As noted above in footnote 2, each Prior Fund converted to a corresponding Fund pursuant to a Prior F Reorganization. We then opined that, for purposes of section 381, each Fund would be treated just as its corresponding Prior Fund would have been -- and that, among other things, such Prior Fund's tax attributes enumerated in section 381(c) would be taken into account by such Fund -- as if there had been no reorganization. Although classification for federal tax purposes is not an attribute so enumerated, it might be argued that a Fund nevertheless must assume its corresponding Prior Fund's characteristics when determining its federal tax classification. If that were required, however, the conclusion expressed herein would not change. This is so because an eligible entity in existence before January 1, 1997, "will have the same classification that the entity claimed under [the prior Regulations]," unless it elects otherwise. Treas. Reg. Section 301.7701-3(b)(3)(i). Based on the reasoning stated in the second preceding paragraph -- and the fact that, under the law that existed before the check-the-box Regulations, the word "association" had been held to include a Massachusetts business trust (see Hecht v. Malley, 265 U.S. 144 (1924)), which for these purposes is very similar to a Delaware business trust -- each Prior Fund "claimed" classification under the prior Regulations as an association taxable as a corporation, and neither ever elected otherwise.

(8) Absent filing such form, Trust could nevertheless achieve the intended result because if it were classified initially as a partnership rather than as a corporation, then it would be a "publicly
                                                       (continued on next page)

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         Trust as such, however, is not participating in the Reorganization, but rather two separate series thereof (the Funds) are the participants. Ordinarily, a transaction involving segregated pools of assets such as the Funds could not qualify as a reorganization, because the pools would not be separate taxable entities that constitute corporations. Under section 851(g), however, each Fund is treated as a separate corporation for all purposes of the Code save the definitional requirement of section 851(a) (which is satisfied by Trust). Accordingly, we believe that each Fund is a separate corporation, and their shares are treated as shares of corporate stock, for purposes of section 368(a)(1)(C).

         B.       Transfer of "Substantially All" of Target's Properties.
                  ------------------------------------------------------

         For an acquisition to qualify as a C Reorganization, the acquiring corporation must acquire "substantially all of the properties" of the transferor corporation in exchange solely for all or part of the acquiring corporation's stock. For purposes of issuing private letter rulings, the Service considers the transfer of at least 90% of the fair market value of the transferor's net assets, and at least 70% of the fair market value of its gross assets, held immediately before the reorganization to satisfy the "substantially all" requirement. Rev. Proc. 77-37, 1977-2 C.B. 568. The Reorganization will involve such a transfer. Accordingly, we believe that the Reorganization will involve the transfer to Acquiring Fund of substantially all of Target's properties.

         C.       Qualifying Consideration.
                  ------------------------

         The acquiring corporation in an acquisition intended to qualify as a C Reorganization must acquire at least 80% (by fair market value) of the transferor's property solely for voting stock. Section 368(a)(2)(B)(iii). The assumption of liabilities by the acquiring corporation or its acquisition of property subject to liabilities normally is disregarded (section 368(a)(1)(C)), but the amount of any such liabilities will be treated as money paid for the transferor's property if the acquiring corporation exchanges any money or property (other than its voting stock) therefor. Section 368(a)(2)(B). Because Acquiring Fund will exchange only Acquiring Fund Shares, and no money or other property, for the Assets, we believe that the Reorganization will satisfy the solely-for-voting-stock requirement to qualify as a C Reorganization.

--------------------------------------------------------------------------------
traded partnership" under section 7704, which is "treated as a corporation" for federal tax purposes and thus would be classified as a corporation under the check-the-box Regulations. See Treas. Reg. Section 301.7701-2(b)(7), which provides that for those purposes, the term "corporation" includes "[a] business entity that is taxable as a corporation under a provision of the . . . Code other than section 7701(a)(3) . . . ."

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         D.       Distribution by Target.
                  ----------------------

         Section 368(a)(2)(G)(i) provides that a transaction will not qualify as a C Reorganization unless the corporation whose properties are acquired distributes the stock it receives and its other property in pursuance of the plan of reorganization. Under the Plan -- which we believe constitutes a "plan of reorganization" within the meaning of Treas. Reg. Section 1.368-2(g) -- Target will distribute all the Acquiring Fund Shares it receives to the Shareholders in constructive exchange for their Target Shares; as soon as is reasonably practicable thereafter, Target will be terminated. Accordingly, we believe that the requirements of section 368(a)(2)(G)(i) will be satisfied.

         E.       Requirements of Continuity.
                  --------------------------

         Regulation section 1.368-1(b) sets forth two prerequisites to a valid reorganization: (1) a continuity of the business enterprise through the issuing corporation ("IC") -- defined in the Regulation as "the acquiring corporation (as that term is used in section 368(a))," with an exception not relevant here -- under the modified corporate form as described in Treas. Reg.
Section 1.368-1(d) ("continuity of business enterprise") and (2) a continuity of interest as described in Treas. Reg. Section 1.368-1(e) ("continuity of interest").

                  1.       Continuity of Business Enterprise.
                           ---------------------------------

         To satisfy the continuity of business enterprise requirement of Treas. Reg. Section 1.368-1(d)(1), IC must either (i) continue the "historic business" of the target corporation ("T") ("business continuity") or (ii) use a significant portion of T's "historic business assets" in a business ("asset continuity"). The Regulations address the situation where IC transfers T's assets to a partnership, providing that (1) with respect to business continuity, IC generally will be treated as conducting a business of the partnership if it owns an interest in the partnership that represents a significant interest in that business, and (2) with respect to asset continuity, each partner will be treated as owning those assets that are used in a partnership business in accordance with the partner's partnership interest. Treas. Reg. Section 1.368-1(d)(4)(iii). Because this Regulation adopts an aggregate approach in this situation (9) that approach should apply equally to the situation where, as


-------------------
(9) For purposes of Subchapter K of the Code, a partnership is considered to be either an aggregate of its members or a separate entity. Under the aggregate approach, each partner is treated as owning an undivided interest in partnership assets and operations, whereas under the entity approach, the partnership is treated as a separate entity in which partners have no direct interest in partnership assets or operations. See S. Rep. No. 1622, 83d Cong., 2d Sess. 89 (1954), and H.R. Rep. No. 2543, 83d Cong., 2d Sess. 59 (1954).

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Page 14

here, T's assets consist entirely of an interest in a single partnership (here, the Portfolio Interest). Cf. section 851(b),(10) as well as other provisions (such as section 4982) that uniquely affect RICs.(11) When the fact that Target owned virtually the entire beneficial interest in Portfolio is taken into account, these authorities suggest, in the absence of any compelling reason to apply the entity approach, that the aggregate approach may be applied here, with the results that Portfolio's "historic business" may be considered to be Target's "historic business" and Portfolio's "historic business assets" may be considered to be Target's "historic business assets."

         While there is no authority that deals directly with the continuity of business enterprise requirement in the context of a transaction such as the Reorganization, Rev. Rul. 87-76, 1987-2 C.B. 84, deals with a somewhat similar situation. In that ruling, P was an investment company (as defined in section 368(a)(2)(F)(iii)) that invested exclusively in municipal bonds. P acquired the assets of T, another such investment company, in exchange for P common stock in a transaction that was intended to qualify as a C Reorganization. Prior to the exchange, T sold its entire portfolio of corporate stocks and bonds and purchased a portfolio of municipal bonds. The Service held that this transaction did not qualify as a reorganization for the following reasons: (1) because T had sold its historic assets prior to the exchange, there was no asset continuity; and (2) the failure of P to engage in the business of investing in corporate stocks and bonds after the exchange caused the transaction to lack business continuity as well.

         The Funds' investment objectives, policies, and restrictions are somewhat dissimilar -- (1) Target's primary investment objective is high current income, and its


---------------------
(10) Section 851(b) states, in relevant part, that items of a partnership's income shall be qualifying income (for purposes of the gross income requirement applicable to RICs) only to the extent they would be qualifying if earned directly by the RIC. That language and the legislative history thereof (see S. Rep. No. 445, 100th Cong., 2d Sess. 93 (1988)) indicate that Congress intended an aggregate approach be taken in determining the nature of partnership interests for purposes of the RIC gross income test. Also see Treas. Reg.
section 1.856-3(g), which adopts an aggregate approach with respect to similar tests for real estate investment trusts ("REITs"), the tax treatment, application, and purposes of which are fundamentally the same as RICs. H.R. Rep. No. 2020, 86th Cong., 2d Sess. (1960).

(11) See, e.g., Rev. Rul. 94-40, as modified by Rev. Rul. 94-40A, 1994-1 C.B. 274 (section 4982), and numerous private letter rulings issued during the 1990s. (Although, under section 6110(k)(3), a private letter ruling may not be cited as precedent, tax practitioners look to such rulings as generally indicative of the Service's views on the proper interpretation of the Code and the Regulations. Cf. Rowan Companies, Inc. v. Commissioner, 452 U.S. 247
(1981).)

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secondary investment objective is growth of capital, whereas Acquiring Fund's primary investment objective is long-term growth of capital, and its secondary investment objective is income, to the extent consistent with seeking growth of capital, and (2) as of December 31, 1999, substantially all of Portfolio's (and, therefore, Target's) assets consisted of debt securities while substantially all of Acquiring Fund's assets consisted of equity securities. Nevertheless, after the Reorganization Acquiring Fund, the investment policies of which include investment in debt securities of issuers in developing countries, will continue Target's "historic business" (within the meaning of Treas. Reg. section 1.368-1(d)(2)).(12) Accordingly, there will be business continuity.

         Acquiring Fund not only will continue Target's historic business, but it also will use in that business a significant portion of what may be considered Target's "historic business assets" (within the meaning of Treas. Reg. section 1.368-1(d)(3)). Accordingly, there will be asset continuity as well.

         For all the foregoing reasons, we believe that the Reorganization will satisfy the continuity of business enterprise requirement.

                  2.       Continuity of Interest.
                           ----------------------

         Regulation section 1.368-1(e)(1)(i) provides that "[c]ontinuity of interest requires that in substance a substantial part of the value of the proprietary interests in the target corporation be preserved in the reorganization. A proprietary interest in the target corporation is preserved if, in a potential reorganization, it is exchanged for a proprietary interest in the issuing corporation . . . ." That section of the Regulations goes on to provide that "[h]owever, a proprietary interest in the target corporation is not preserved if, in connection with the potential reorganization, . . . stock of the issuing corporation furnished in exchange for a proprietary interest in the target corporation in the potential reorganization is redeemed. All facts and circumstances must be considered in determining whether, in substance, a proprietary interest in the target corporation is preserved."

         For purposes of issuing private letter rulings, the Service considers the continuity of interest requirement satisfied if ownership in an acquiring corporation on the part of a


-------------------
(12) Because Target had its own historic business, described in the accompanying text, irrespective of the fact that it invested all its investable assets in Portfolio (the historic business of which is identical to Target's), it is unnecessary to rely on the conclusion above that, based on the aggregate approach, Portfolio's historic business may be considered to be Target's historic business by virtue of Target's investment therein.

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Page 16

transferor corporation's former shareholders is equal in value to at least 50% of the value of all the formerly outstanding shares of the transferor corporation.(13) Although shares of both the target and acquiring corporations held by the target corporation's shareholders that are disposed of before or after the transaction will be considered in determining satisfaction of the 50% standard, the Service has issued private letter rulings that excepted from that determination "shares which are required to be redeemed at the demand of shareholders by . . . Target or Acquiring in the ordinary course of their businesses as open-end investment companies (or series thereof) pursuant to
Section 22(e) of the 1940 Act." Priv. Ltr. Ruls. 9823018 (Mar. 5, 1998) and 9822053 (Mar. 3, 1998); cf. Priv. Ltr. Rul. 199941046 (July 16, 1999)
(redemption of a target RIC shareholder's shares, amounting to 42% of the RIC's value, and other "shares redeemed in the ordinary course of Target's business as an open-end investment company pursuant to section 22(e) . . ." excluded from determination of whether the target or a related person acquired its shares with consideration other than target or acquiring fund shares).

         No minimum holding period for shares of an acquiring corporation is imposed under the Code on the acquired corporation's shareholders. Rev. Rul. 66-23, 1966-1 C.B. 67, provides generally that "unrestricted rights of ownership for a period of time sufficient to warrant the conclusion that such ownership is definite and substantial" will suffice and that "ordinarily, the Service will treat five years of unrestricted . . . ownership as a sufficient period" for continuity of interest purposes. A preconceived plan or arrangement by or among an acquired corporation's shareholders to dispose of more than 50% of an acquiring corporation's shares could be problematic. Shareholders with no such preconceived plan or arrangement, however, are basically free to sell any part of the shares received by them in the reorganization without fear of breaking continuity of


-------------------
(13) Rev. Proc. 77-37, supra; but see Rev. Rul. 56-345, 1956-2 C.B. 206
(continuity of interest was held to exist in a reorganization of two RICs where immediately after the reorganization 26% of the shares were redeemed to allow investment in a third RIC); see also Reef Corp. v. Commissioner, 368 F.2d 125 (5th Cir. 1966), cert. denied, 386 U.S. 1018 (1967) (a redemption of 48% of a transferor corporation's stock was not a sufficient shift in proprietary interest to disqualify a transaction as a reorganization under section 368(a)(1)(F) ("F Reorganization"), even though only 52% of the transferor's shareholders would hold all the transferee's stock); Aetna Casualty and Surety Co. v. U.S., 568 F.2d 811, 822-23 (2d Cir. 1976) (redemption of a 38.39%
minority interest did not prevent a transaction from qualifying as an F Reorganization); Rev. Rul. 61-156, 1961-2 C.B. 62 (a transaction qualified as an F Reorganization even though the transferor's shareholders acquired only 45% of the transferee's stock, while the remaining 55% of that stock was issued to new shareholders in a public underwriting immediately after the transfer).

AIM Investment Funds
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Page 17


interest, because the subsequent sale will be treated as an independent transaction from the reorganization.



         There is no plan or intention of Shareholders to redeem, sell, or otherwise dispose of (1) any portion of their Target Shares before the Reorganization to any person "related" (within the meaning of Treas. Reg.
section 1.368-1(e)(3)) to either Fund or (2) any portion of the Acquiring Fund Shares to be received by them in the Reorganization to any person "related" (within such meaning) to Acquiring Fund. Although Acquiring Fund's shares will be offered for sale to the public on an ongoing basis after the Reorganization, sales of those shares will arise out of a public offering separate and unrelated to the Reorganization and not as a result thereof. See Reef Corp. v. Commissioner, 368 F.2d at 134; Rev. Rul. 61-156, supra. Similarly, although Shareholders may redeem Acquiring Fund Shares pursuant to their rights as shareholders of a series of an open-end investment company (see Priv. Ltr. Ruls. 9823018 and 9822053, supra, and 8816064 (Jan. 28, 1988)), those redemptions will result from the exercise of those rights in the course of Acquiring Fund's business as an open-end series and not from the C Reorganization as such.

         Accordingly, we believe that the Reorganization will satisfy the continuity of interest requirement.

         F.       Business Purpose.
                  ----------------

         All reorganizations must meet the judicially imposed requirements of the "business purpose doctrine," which was established in Gregory v. Helvering, 293 U.S. 465 (1935), and is now set forth in Treas. Reg. sections 1.368-1(b), -1(c), and -2(g) (the last of which provides that, to qualify as a reorganization, a transaction must be "undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization"). Under that doctrine, a transaction must have a bona fide business purpose (and not a purpose to avoid federal income tax) to qualify as a valid reorganization. The substantial business purposes of the Reorganization are described in the Proxy Statement. Accordingly, we believe that the Reorganization is being undertaken for bona fide business purposes (and not a purpose to avoid federal income tax) and therefore meets the requirements of the business purpose doctrine.

         G.       Satisfaction of Section 368(a)(2)(F).
                  ------------------------------------

         Under section 368(a)(2)(F), if two or more parties to a transaction described in section 368(a)(1) (with an exception not relevant here) were "investment companies" immediately before the transaction, then the transaction shall not be considered a reorganization with respect to any such investment company and its shareholders. But that section does not apply to a participating investment company if, among other things, it is a RIC or --

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Page 18


         (1) not more than 25% of the value of its total assets is invested in the stock and securities of any one issuer and

         (2) not more than 50% of the value of its total assets is invested in the stock and securities of five or fewer issuers.

In determining total assets for these purposes, cash and cash items (including receivables) and U.S. government securities are excluded. Section 368(a)(2)(F)(iv). Each Fund will meet the requirements to qualify for treatment as a RIC for its respective current taxable year; in addition, each Fund also will satisfy the foregoing percentage tests.(14) Accordingly, we believe that section 368(a)(2)(F) will not cause the Reorganization to fail to qualify as a C Reorganization with respect to either Fund.

         For all the foregoing reasons, we believe that the Reorganization will qualify as a C Reorganization.

         H.       Each Fund Will Be a Party to a Reorganization.
                  ---------------------------------------------

         Section 368(b)(2) provides, in pertinent part, that in the case of a reorganization involving the acquisition by one corporation of properties of another -- and Treas. Reg. Sections 1.368-2(f) further provides that if one corporation transfers substantially all its properties to a second corporation in exchange for all or a part of the latter's voting stock (i.e., a C Reorganization) -- the term "a party to a reorganization" includes each corporation. Pursuant to the Reorganization, Target is transferring all its properties to Acquiring Fund in exchange for Acquiring Fund Shares. Accordingly, we believe that each Fund will be "a party to a reorganization."


II.      Target Will Recognize No Gain or Loss.
         -------------------------------------

         Under sections 361(a) and (c), no gain or loss shall be recognized to a corporation that is a party to a reorganization if, pursuant to the plan of reorganization, (1) it exchanges property solely for stock or securities in another corporate party to the reorganization and (2) distributes that stock or securities to its shareholders. (Such a distribution is required by section 368(a)(2)(G)(i) for a reorganization to qualify as a


--------------------
(14) Target may be considered as satisfying these tests either directly, as the owner of the Assets at the Valuation Time, or by its taking into account its proportionate share of the Assets in Portfolio's hands immediately before liquidation of the Portfolio Interest. See discussion under I.E.1. above.

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Page 19


C Reorganization.) Section 361(c)(4) provides that sections 311 and 336 (which require recognition of gain on certain distributions of appreciated property) shall not apply to such a distribution.

         Section 357(a) provides in pertinent part that, except as provided in section 357(b), if a taxpayer receives property that would be permitted to be received under section 361 without recognition of gain if it were the sole consideration and, as part of the consideration, another party to the exchange assumes a liability of the taxpayer or acquires from the taxpayer property subject to a liability, then that assumption or acquisition shall not be treated as money or other property and shall not prevent the exchange from being within section 361. Section 357(b) applies where the principal purpose of the assumption or acquisition was a tax avoidance purpose or not a bona fide business purpose.

         As noted above, it is our opinion that the Reorganization will qualify as a C Reorganization, each Fund will be a party to a reorganization, and the Plan constitutes a plan of reorganization. Target will exchange the Assets solely for Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities and then will be terminated pursuant to the Plan, distributing those shares to the Shareholders in constructive exchange for their Target Shares. As also noted above, it is our opinion that the Reorganization is being undertaken for bona fide business purposes (and not a purpose to avoid federal income tax); we also do not believe that the principal purpose of Acquiring Fund's assumption of the Liabilities is avoidance of federal income tax on the proposed transaction. Accordingly, we believe that Target will recognize no gain or loss on the Reorganization.(15)


III.     Acquiring Fund Will Recognize No Gain or Loss.
         ---------------------------------------------

         Section 1032(a) provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for its stock. Acquiring Fund will issue Acquiring Fund Shares to Target in exchange for the Assets, which consist of money and securities. Accordingly, we believe that Acquiring Fund will recognize no gain or loss on the Reorganization.


--------------------
(15) Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on either Fund or any Shareholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

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IV.      Acquiring Fund's Basis for the Assets Will Be a Carryover Basis,  and
         Its Holding Period Will Include Target's Holding Period.
         ----------------------------------------------------------------------

         Section 362(b) provides, in pertinent part, that the basis of property acquired by a corporation in connection with a reorganization to which section 368 applies shall be the same as it would be in the hands of the transferor, increased by the amount of gain recognized to the transferor on the transfer (a "carryover basis"). As noted above, it is our opinion that the Reorganization will qualify as such a reorganization and that Target will recognize no gain on the Reorganization. Accordingly, we believe that Acquiring Fund's basis for the Assets will be the same as Target's basis therefor immediately before the Reorganization.

         Section 1223(2) provides in general that the period for which a taxpayer has held acquired property that has a carryover basis shall include the period for which the transferor held the property. As noted above, it is our opinion that Acquiring Fund's basis for the Assets will be a carryover basis. Accordingly, we believe that Acquiring Fund's holding period for the Assets will include Target's holding period therefor.


V.       A Shareholder Will Recognize No Gain or Loss.
         --------------------------------------------

         Under section 354(a)(1), no gain or loss shall be recognized if stock in a corporation that is a party to a reorganization is exchanged pursuant to a plan of reorganization solely for stock in that corporation or another corporate party to the reorganization. Pursuant to the Plan, the Shareholders will receive solely Acquiring Fund Shares for their Target Shares. As noted above, it is our opinion that the Reorganization will qualify as a C Reorganization, each Fund will be a party to a reorganization, and the Plan constitutes a plan of reorganization. Although section 354(a)(1) requires that the transferor corporation's shareholders exchange their shares therein for shares of the acquiring corporation, the courts and the Service have recognized that the Code does not require taxpayers to perform useless gestures to come within the statutory provisions. See, e.g., Eastern Color Printing Co., 63 T.C. 27, 36 (1974); Davant v. Commissioner, 366 F.2d 874 (5th Cir. 1966). Therefore, although Shareholders will not actually surrender Target Share certificates in exchange for Acquiring Fund Shares, their Target Shares will be canceled on the issuance of Acquiring Fund Shares to them (all of which will be reflected on Trust's books) and will be treated as having been exchanged therefor. See Rev. Rul. 81-3, 1981-1 C.B. 125; Rev. Rul. 79-257, 1979-2 C.B. 136. Accordingly, we
believe that a Shareholder will recognize no gain or loss on the constructive exchange of all its Target Shares solely for Acquiring Fund Shares pursuant to the Reorganization.

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Page 21


VI. A Shareholder's Basis for Acquiring Fund Shares Will Be a Substituted Basis, and its Holding Period therefor Will Include its Holding Period for its Target Shares.
         ----------------------------------------------------------------------

         Section 358(a)(1) provides, in pertinent part, that in the case of an exchange to which section 354 applies, the basis of the property permitted to be received thereunder without the recognition of gain or loss shall be the same as the basis of the property exchanged therefor, decreased by, among other things, the fair market value of any other property and the amount of any money received in the exchange and increased by the amount of any gain recognized on the exchange by the shareholder ( a "substituted basis"). As noted above, it is our opinion that the Reorganization will qualify as a C Reorganization and, under section 354, a Shareholder will recognize no gain or loss on the constructive exchange of all its Target Shares solely for Acquiring Fund Shares in the Reorganization. No property will be distributed to the Shareholders other than Acquiring Fund Shares, and no money will be distributed to them pursuant to the Reorganization. Accordingly, we believe that a Shareholder's basis for the Acquiring Fund Shares it receives in the Reorganization will be the same as the basis for its Target Shares to be constructively surrendered in exchange for those Acquiring Fund Shares.

         Section 1223(1) provides in general that the period for which a taxpayer has held property received in an exchange that has a substituted basis shall include the period for which the taxpayer held the property exchanged therefor if the latter property was a capital asset (as defined in section
1221) in the taxpayer's hands at the time of the exchange. See Treas. Reg.
Section 1.1223-1(a). As noted above, it is our opinion that a Shareholder will have a substituted basis for the Acquiring Fund Shares it receives in the Reorganization. Accordingly, we believe that a Shareholder's holding period for the Acquiring Fund Shares it receives in the Reorganization will include its holding period for the Target Shares constructively surrendered in exchange therefor, provided the Shareholder held them as capital assets at the Effective Time.

                                              Very truly yours,

                                              KIRKPATRICK & LOCKHART LLP



                                              By: /s/ THEODORE L. PRESS
                                                  --------------------------
                                                  Theodore L. Press